UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 8, 2010
Date of Report (date of earliest event reported)

SENORX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

3 Morgan, Irvine, California 92618
(Address of principal executive offices)

(949) 362-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

At a meeting of the Compensation Committee of our Board of Directors held on January 8, 2010, increases to the base salary of our Executive Officers were approved. The chart below summarizes the increases.

Name	Position	Salary (1)
Lloyd H. Malchow	Chief Executive Officer and Chairman of the Board	$375,264
John T. Buhler	President and Chief Operating Officer	$296,815
Kevin J. Cousins	Vice President, Finance and Chief Financial Officer	$249,712
Paul Lubock	Senior Vice President and Chief Technical Officer	$261,202
William F. Gearhart	Vice President, Global Marketing and Corporate Development	$252,847

 (1) All salary amounts are retroactive to January 1, 2010 and are based on percentage increases over 2009 base salaries, ranging from 2.35% to 10%.

The primary goal of our compensation program is to help us attract and retain talented, qualified employees. Executive compensation is comprised of (i) a cash-based salary component, which we have just adjusted pursuant to our normal annual review by our Compensation Committee based on the individual performance of the executive, (ii) annual cash incentive bonus payments upon achievement of corporate objectives, which we plan to set for 2010 at the next meeting of the Compensation Committee of our Board of Directors and (iii) an equity component providing long-term compensation based on company performance. The long-term component of executive compensation is designed to align management’s incentives with the generation of long-term stockholder value. Additionally, our compensation programs are designed to be competitive with other companies in our industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date: January 12, 2010	By:	/s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance